Exhibit 10.1
First Watch Restaurant Group, Inc.
Executive Severance Plan
I.PURPOSE
The purpose of this First Watch Restaurant Group, Inc. Executive Severance Plan (this “Plan”) is to retain certain officers and other key employees of the Company by providing appropriate severance benefits to such individuals and to ensure their continued dedication to their duties, including in the event of a Change of Control.
II.Eligible Participants
Participants in the Plan will include the Executive Officers of the Company and any other individuals selected by the Committee in its sole discretion, in each case, who executes a Participation Agreement (each, an “Executive”).
III.DEFINITIONS AND CONSTRUCTION
3.1Definitions. Where the following capitalized words and phrases appear in this Plan, they shall have the respective meanings set forth below:
(a)“Applicable Factor” shall mean the relevant factor specified as applicable to the Executive, as set forth on the attached Schedule I opposite such Executive’s job level in the column titled “Applicable Factor”.
(b)“Applicable CIC Factor” shall mean the relevant factor specified as applicable to the Executive, as set forth on the attached Schedule I opposite such Executive’s job level in the column titled “Applicable CIC Factor”.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Cause” shall mean with respect to an Executive’s termination of service, the following: (i) in the case where there is no employment agreement or similar agreement in effect between the Company and the Executive (or where there is such an agreement but it does not define “cause” (or words of like import, which shall include, but not be limited to “gross misconduct”)), termination due to the Executive’s (A) failure to substantially perform the Executive’s duties or obey lawful directives that continues after receipt of written notice from the Company and a ten (10)-day opportunity to cure; (B) gross misconduct or gross negligence in the performance of Participant’s duties; (C) fraud, embezzlement, theft, or any other act of material dishonesty or misconduct; (D) conviction of, indictment for, or plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude, (E) (x) material breach or violation of any agreement with the Company or its affiliates, including any restrictive covenant agreement applicable to the Executive, or (y) significant violation of the code of conduct or similar written policy, including, without limitation, any sexual harassment policy, of the Company or its affiliates; or (F) other conduct, acts, or omissions that, in the good faith judgment of the Company, are likely to significantly injure the reputation, business, or a business relationship of the Company or any of its affiliates; or (ii) in the case where there is an employment agreement, change in control agreement, or similar agreement in effect between the Company and the Executive that defines “cause” (or words of like import, which shall include but not be limited to “gross misconduct”), “cause” as defined under such agreement.
(e)“Change of Control” shall mean the first to occur of any of the following:
i.any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;
ii.during any period of two consecutive years (the “Board Measurement Period”) individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section, or a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any Person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the Board Measurement Period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
iii.a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than those covered by the exceptions in (i) above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control of the Company; or
iv.the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than (A) the sale or disposition of all or substantially all of the assets of the Company to a Person or Persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition or (B) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “nonqualified deferred compensation,” “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code. For purposes of this definition of Change of Control, “Person” shall mean an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity. All references to Person shall include an individual Person or a group (as defined in Rule 13d-5 under the Exchange Act) of Persons.
(f)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations issued thereunder.
(h)“Committee” means (i) the Compensation Committee of the Board, (ii) such other committee of no fewer than two members of the Board who are appointed by the Board to administer the Plan, or (iii) the Board, as determined by the Board.
(i)“Company” shall mean First Watch Restaurant Group, Inc., a Delaware corporation, together with its direct and indirect subsidiaries.
(j)“Equity Plan” means the Company’s 2021 Equity Incentive Plan, as such may be amended from time to time, and any successor plan thereto and any award agreements evidencing awards granted thereunder.
(k)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
(l)“Executive Officer” shall have the definition set forth in Rule 3(b)(7) of the Exchange Act.
(m)“Good Reason” shall mean the occurrence of any of the following events without the consent of the Executive: (i) the Company materially reduces the Executive’s annual base salary (other than as part of an across-the-board reduction applicable to all similarly situated employees unrelated to a Change of Control) or annual bonus opportunity percentage; (ii) a material diminution in the Executive’s responsibilities or (iii) the Company relocates the Executive’s principal place of employment more than twenty-five (25) miles from the existing location (unless such relocation results in a reduction in the Executive’s one-way commute). Notwithstanding the foregoing, the events described in clauses (i), (ii), or (iii) shall not constitute Good Reason unless (A) the Executive has given the Company written notice of the Executive’s resignation for Good Reason, setting forth the conduct of the Company that is alleged to constitute Good Reason, within thirty (30) days following the date on which such conduct occurred, and (B) the

Executive has provided the Company at least thirty (30) days following the date on which notice is provided to cure such conduct and the Company has failed to do so.
(n)“Outplacement Period” shall mean the relevant number of months specified as applicable to the Executive, as set forth on the attached Schedule I opposite such Executive’s job level in the column titled “Outplacement Period”.
(o)“Participation Agreement” shall mean an agreement between the Company and an Executive in the form attached hereto as Exhibit A, which shall be incorporated into and made part of this Plan.
(p)“Payment Date” shall mean the first regularly scheduled payroll date that is at least sixty (60) days following the effective date of the Qualifying Termination.
(q)“Protection Period” shall mean the period commencing on the consummation of a Change of Control and ending on the second anniversary of such Change of Control.
(r)“Qualifying Termination” shall mean a termination of the Executive’s employment by the Company without Cause or a resignation by the Executive for Good Reason.
(s)“Restricted Period” shall mean the period of the Executive’s employment with the Company and a period of twelve (12) consecutive months immediately following the termination of the Executive’s employment with the Company for any reason.
(t)“Section 409A” shall mean Section 409A of the Code.
(u)“Specified Employee” shall mean a person who is, as of the date of the person’s termination of employment, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established by the Company.
3.2Number and Gender. Wherever appropriate herein, a word used in the singular shall be considered to include the plural and the plural to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.
3.3Headings. The headings of Articles and Sections herein are included solely for convenience and if there is any conflict between such headings and the text of this Plan, the text shall control.
IV.SEVERANCE BENEFITS
4.1Payments and Benefits upon a Qualifying Termination (Unrelated to a Change of Control). Subject to the further provisions of this Article IV and the Executive’s continued compliance with the obligations under Article V hereof, upon an Executive’s Qualifying Termination that does not occur within the Protection Period:
(a)the Company shall pay or provide to the Executive the Executive’s unpaid base salary through the date of termination, any unreimbursed business expenses, and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements;
(b)the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to (x) the Executive’s annualized base salary, as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), multiplied by (y) the Applicable Factor that applies to the Executive.
(c)the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to the Executive’s target annual bonus for the year that includes the date of termination, as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), pro-rated to reflect the number of days that the Executive was employed by the Company during such calendar year;
(d)if the Executive is covered by the Company’s medical insurance plan on the date upon which the Qualifying Termination occurs, the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to the product of (x) the full annual premium that the Executive would have to pay for continued healthcare coverage for the Executive and, as applicable, the Executive’s dependents, in the Company’s medical insurance plan under COBRA at the rate as in effect immediately prior to the Qualifying Termination and (y) the Applicable Factor that applies to the Executive; and
(e)the Company shall make available to the Executive outplacement services as provided by Company-approved vendor for the duration of the Outplacement Period.
4.2Severance Benefits upon a Qualifying Termination (Related to a Change of Control). Subject to the further provisions of this Article IV, and the Executive’s continued compliance with the obligations under Article V hereof, upon an Executive’s Qualifying Termination that occurs within the Protection Period:
(a)the Company shall pay or provide to the Executive the Executive’s unpaid base salary through the date of termination, any unreimbursed business expenses, and any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements, which amounts shall be payable in accordance with the requirements of applicable law and the terms and conditions of such employee benefit plans, programs or arrangements;
(b)the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to (x) the Executive’s annualized base salary as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), multiplied by (y) the Applicable CIC Factor that applies to the Executive;
(c)the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to (x) the Executive’s target annual bonus for the year that includes the date of termination as in effect immediately prior to the Qualifying Termination (or immediately prior to any event constituting Good Reason, if applicable), multiplied by (y) the Applicable CIC Factor that applies to the Executive;
(d)if the Executive is covered by the Company’s medical insurance plan on the date upon which the Qualifying Termination occurs, the Company shall pay to the Executive, in a single lump sum payment on the Payment Date, an amount in cash equal to the product of (x) the full annual premium that the Executive would have to pay for continued healthcare coverage for Executive and, as applicable, Executive’s dependents, in the Company’s medical insurance plan under COBRA at the rate as in effect immediately prior to the Qualifying Termination and (y) the Applicable CIC Factor that applies to the Executive;
(e)the Company shall make available to the Executive outplacement services as provided by Company-approved vendor for the duration of the Outplacement Period; and
(f)each outstanding unvested award under the Equity Plan and held by the Executive shall vest in full as of the date of termination.
4.3Release and Full Settlement; Payment Delay; Repayment Obligations. Any provision of this Plan to the contrary notwithstanding, the payment of any amounts or provision of any benefits under Sections 4.1(b) through 4.1(e) and Sections 4.2(b) through 4.2(e) shall be subject to the Executive’s execution, within forty five (45) days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims in substantially the form attached hereto as Exhibit B (the “Release”), and such Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following the date of termination. Except as set forth in the following sentence, any payments pursuant to Sections 4.1(b) through 4.1(d) and Sections 4.2(b) through 4.2(d) hereof that would otherwise be payable in the first sixty (60) days following the date of termination shall be withheld and become payable in a lump sum on the date that is sixty (60) days following the date of termination. However, if the Executive is a Specified Employee, any payments hereunder that constitute a “deferral of compensation” within the meaning of Section 409A and to which the Executive would otherwise be entitled during the first six months following the date of such Executive’s termination shall be accumulated and paid to the Executive on the date that is six months following the date of termination. Furthermore, the payment of any amounts or provisions of any benefits under Sections 4.1(b) through 4.1(e) and Sections 4.2(b) through 4.2(e) shall be subject to the Executive’s continued compliance with the Executive’s obligations under Article V hereof, and, if the event of any breach of such obligations by the Executive, the Executive agrees to promptly repay the Company the gross amount or value of any payments or benefits provided under the applicable provisions of this Article IV.
4.4Parachute Payments. In the event that the Company determines that any payment or distribution to an Executive by the Company in connection with a Change of Control, whether paid or payable under this Plan or by reason of any other agreement, policy, plan, program or arrangement (the “Parachute Payments”), including without limitation, any outstanding award or right under the Equity Plan, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), and the Executive would receive a greater net after-tax amount (taking into account all applicable taxes payable by the Executive, including any excise tax under Section 4999 of the Code) by applying the reduction contained in this Section 4.4, then the payments and benefits provided to the Executive under this Plan shall be reduced (but not below zero) to the maximum amount which may be paid without the Executive becoming subject to such an excise tax under Section 4999 of the Code (such reduced payments to be referred to as the “Payment Cap”). In the event that an Executive is subject to the Payment Cap, the Company shall reduce payments to the Executive under this Plan in reverse chronological order such that the last payments to be made to the Executive will be reduced first until the Payment Cap is reached. The tax and benefit calculations contemplated by this paragraph shall be performed by a public accounting firm or other qualified independent tax counsel that is selected by the Company as of the date immediately prior to the Change of Control (the “Determining Party”) and reasonably acceptable to the Executive. The Determining Party shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Determining Party is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, an independent accounting firm selected by the Company may be appointed to make the determinations required hereunder (which accounting firm shall then be referred to as the Determining Party hereunder). All fees and expenses of the Determining Party shall be borne solely by the Company. The Determination by the Determining Party shall be final, binding and conclusive upon the Company and the Executive.
4.5Coordination with Certain Other Agreements. The benefits under and participation in this Plan are intended to supersede and replace the severance and separation benefits to which an Executive may be entitled under any other plan, policy, agreement, or arrangement. By executing a Participation Agreement with the Company to participate in this Plan, an Executive shall waive any right to severance or separation benefits under any other plan, policy, agreement or arrangement of the Company. Furthermore, notwithstanding any provisions of the Equity Plan, with respect to any equity awards that have been issued or may hereafter be issued to an Executive under the Equity Plan, in the event of a Qualifying Termination that occurs within the Protection Period, Section 4.2(f) of this Plan shall supersede and replace any provisions in the Equity Plan that provide for less than full vesting of outstanding awards in connection with such termination.
4.6No Mitigation. An Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Article IV by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Article IV be reduced by any compensation or benefit earned by the Executive as the result of employment by another employer.
V.RESTRICTIVE COVENANTS
5.1Non-Competition, Non-Solicitation, Confidentiality and Non-Disparagement Obligations. By executing a Participation Agreement, each Executive recognizes that the Company has employed the Executive, in large part, to create, promote, and expand the goodwill of the Company by, among other things, building enduring personal relationships with the Company’s customers, learning the personal preferences of the Company’s customers, and positioning Company to maximize business through said relationships and acquired knowledge. In consideration of the payments and benefits that may be paid or provided to the Executive hereunder and to protect the trade secrets and confidential information of the Company that have been and will in the future be disclosed or entrusted to the Executive, the business goodwill of the Company or its affiliates, and the business opportunities that have and will in the future be disclosed or entrusted to the Executive by the Company or its affiliates, by executing a Participation Agreement, the Company and the Executive agree to the provisions of this Article V.
(a)Non-Competition. During the Restricted Period, the Executive shall not, without the prior written consent of the Company, either for the Executive or on behalf of any person, firm, corporation or any other operation or entity, directly or indirectly: own, control, or participate in the ownership or control of, be employed by, or render services to or on behalf of, any business that: (i) is a similar daytime-only restaurant concept offering breakfast, brunch, and lunch; and (ii) operates in any city, county, or state where the Company has restaurant locations as of the date the Executive’s employment with the Company terminates (a “Competing Business”); provided that, (x) Executive may be employed by or render services to a Competing Business as long as Executive’s services do not involve (a) the types of services that Executive provided to the Company or (b) services that would involve the use or disclosure of Confidential Information and (y) Executive may own, directly or indirectly, solely as an investment, less than two percent (2%) of the publicly traded securities of any corporation, provided that such ownership is passive in nature and that Executive is not a controlling person of, or a member of a group which controls, such corporation.
(b)Non-Solicitation. During the Restricted Period, the Executive shall not (i) use Confidential Information to solicit, divert, or take away, or attempt to solicit, divert, or take away, from the Company, or otherwise interfere with the Company’s business relationship with, any person or entity: (x) who is, or was within the last twelve (12) months of the Executive’s employment with the Company, a customer, supplier, or other party having material business relations with the Company and (y) who the Executive had business contact with or obtained Confidential Information pertaining to as a result of the Executive’s association with the Company during the last twelve (12) months of the Executive’s employment with the Company or (ii) solicit, divert, or take away from, or attempt to solicit, divert, or take away from, the Company, or otherwise interfere with the Company’s employment or consulting relationship with, any person who is, or was within the last twelve (12) months of the Executive’s employment with the Company, employed by or engaged as a consultant to the Company.
(c)Non-Disclosure of Confidential Information. The Executive acknowledges that during the course of employment with the Company, the Executive will have access to information of a proprietary, confidential, and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based. “Confidential Information” means any information, written or unwritten, relating to the Company’s business, which is not generally known, and which gives it a competitive advantage over others, and includes, but is not limited to, business methods, pricing, supplier lists, customer lists, customer service strategies, and all other customer information, as well as information about processes, developments, ingredients, recipes, research and marketing. Confidential Information does not include information that is generally available to and known by the public at the time of disclosure to the Executive, provided that such disclosure is through no direct or indirect fault of the Executive or persons acting on the Executive’s behalf. The Executive shall treat all Confidential Information received, directly or indirectly, from the Company as strictly confidential. The Executive shall not, without the prior written consent of the President or CEO of the Company, whether during the Executive’s employment or after the Executive’s employment with the Company, use, disclose, or make use of any of Confidential Information of any type to anyone, except as required by the Executive’s duties to the Company and for the benefit of the Company. On ceasing employment by or with the Company, the Executive agrees to promptly return to the Company all Company property including, without limitation, all things and documents containing Confidential Information, including all copies thereof in the Executive’s possession, whether being made by the Executive or others. The Executive recognizes and acknowledges that all Confidential Information shall remain the property of the Company and that the Executive shall not acquire any right, title or interest in or over the use of Confidential Information in any manner whatsoever.
(d)Non-Disparagement. During and at all times following the Executive’s employment with the Company, the Executive shall not make any statements, orally or in writing, criticizing or disparaging the Company, its operations or its reputation.
5.2Permitted Disclosures. Nothing in this Plan shall be construed to prohibit, prevent, or otherwise restrict the Executive from reporting any good faith allegation of unlawful employment practices to any appropriate federal, state, or local government agency enforcing discrimination laws; reporting any good faith allegation of criminal conduct to any appropriate federal, state, or local official; participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws; making any truthful statements or disclosures required by law, regulation, or legal process; or requesting or receiving confidential legal advice. Nothing in this Plan shall be construed to prevent disclosure of information pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall, to the extent legally permitted, promptly provide written notice of any such order to the Company. Pursuant to the Defend Trade Secrets Act of 2016, no individual will be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose certain trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
5.3Reasonableness of Covenants. By executing a Participation Agreement, each Executive acknowledges that the covenants set forth in this Article V are reasonably necessary to protect the Company’s customer relationships and other valuable business interests. Section 5.1 shall supersede and replace any covenants concerning non-competition, non-solicitation, non-disclosure of confidential information and non-disparagement applicable to an Executive (as of immediately prior to such Executive’s execution of a Participation Agreement) pursuant to any other plan, agreement, or arrangement with the Company, including, but not limited to, any such restrictive covenants contained in any employment agreement, offer letter, the Equity Plan, or the First Watch Confidentiality, Non-Competition, and Non-Solicitation Agreement.

5.4Remedies. By executing a Participation Agreement, each Executive acknowledges that the services he or she is to render for the Company and its customers are unique in character, and the Executive’s obligations if breached will result in irreparable harm to the Company that cannot be reasonably or adequately compensated for in money damages. In the event of any breach of threatened breach of Section 5.1, the Company will be entitled to an injunction or other equitable relief to restrain such breach or threatened breach by the Executive and any persons acting in concert with the Executive. In addition, by executing a Participation Agreement, each Executive agrees that if an action is successfully brought to enforce Section 5.1 or to seek damages for its breach or threatened breach, the Executive will pay to the Company all reasonable costs and expenses incurred in seeking such relief, including attorneys’ fees and the Executive further agrees that any period of restriction or covenant herein stated shall not include any period of violation or a period of time required for litigation to enforce the restriction or covenant.
VI.GENERAL PROVISIONS
6.1Termination and Amendment. Prior to the occurrence of a Change of Control, this Plan may be amended or terminated by a majority of the Board of Directors of the Company. Following the occurrence of a Change of Control, this Plan may not be amended in any respect that adversely affects the rights of any Executive and may not be terminated until all obligations under this Plan have been satisfied.
6.2Funding; Cost of Plan. The benefits provided herein shall be unfunded and shall be provided from the Company’s general assets. No Executive shall have any rights to, or interest in, any assets of the Company that may be applied by the Company to the payment of amounts due hereunder.
6.3Nonalienation; Successors. This Plan shall be binding upon any successor of the Company by merger, consolidation, acquisition, or similar transaction and shall inure to the benefit of any be enforceable by the Executives of the Company. Executives shall not have any right to pledge, hypothecate, anticipate, or assign benefits or rights under this Plan, except by will or the laws of descent and distribution. An Executive’s rights and interests hereunder shall inure to the benefit of and be enforceable by the Executive’s personal representative.
6.4No Contract of Employment. The adoption and maintenance of this Plan shall not be deemed to be a contract of employment between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall be deemed to (a) give any person the right to be retained in the employ of the Company, (b) restrict the right of the Company to discharge any person at any time, (c) give the Company the right to require any person to remain in the employ of the Company, or (d) restrict any person’s right to terminate the Executive’s employment at any time.
6.5Indemnification. If an Executive shall obtain any money judgment relating to this Plan or otherwise prevails with respect to any litigation brought by such Executive to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies such Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees to pay in full all such fees and disbursements. Such payments shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment (on or following the date on which Executive obtains a money judgment related to this Plan or otherwise prevails with respect to litigation brought by him to enforce or interpret any provision contained herein) accompanied by evidence of such fees and expenses incurred as the Company may reasonably request. In any event, the Company shall pay the Executive such legal fees and expenses by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such legal fees and expenses. The legal fees or expenses that are subject to reimbursement pursuant to this Section 6.5 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that are eligible for reimbursement pursuant to this Section 6.5 during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section 6.5 is not subject to liquidation or exchange for another benefit.
6.6Payment Obligations Absolute. The Company’s obligation to pay an Executive the amounts provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its subsidiaries may have against such Executive or anyone else. All amounts payable by the Company shall be paid without notice or demand.
6.7Withholding. Any benefits or amounts paid or provided pursuant to this Plan shall be subject to all applicable taxes and withholdings.
6.8Severability. Any provision of this Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
6.9Compliance With Section 409A. To the maximum extent permitted by applicable law, amounts payable under this Plan are intended to be exempt from Section 409A or in compliance with the requirements of Section 409A and this Plan shall be administered accordingly. No amounts payable under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h). Each payment under this Plan is intended to be a “separate payment” and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Plan shall be made in accordance with Treas. Reg. § 1.409A-3(i)(l)(iv).
6.10Governing Law. This Plan shall be construed and enforced under and be governed in all respects by the laws of the State of Florida, without regard to the conflict of laws principles thereof.

Schedule I
Applicable Factor

Job Level	Applicable Factor	Applicable CIC Factor	Outplacement Period
Chief Executive Officer (CEO)	2	2.5	18 months
Executive Officer (excluding CEO)	1.5	2	18 months
Home Office SVP	1	1.5	12 months
SVP, Operations	0.75	0.75	9 months
Other Participants	As determined by the Committee

Exhibit A
PARTICIPATION AGREEMENT
First Watch Restaurant Group, Inc.
Executive Severance Plan

This Participation Agreement (this “Agreement”) is made and entered into by and between [EXECUTIVE NAME] (the “Executive”) and First Watch Restaurant Group, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

The Company maintains the First Watch Restaurant Group, Inc. Executive Severance Plan (the “Plan”) to provide for specified severance benefits in connection with certain Qualifying Terminations (as defined in the Plan). The Executive hereby acknowledges that the Executive has read and understands the terms of the Plan and agrees to participate in the Plan. Capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Plan.

Upon executing this Agreement, the Executive shall be an “Executive” as defined in the Plan. The Executive expressly acknowledges and agrees that other than as set forth in Article IV of Plan, the Executive shall have no other rights or entitlement to severance payments or benefits from the Company or any of its subsidiaries, including any severance payments or benefits (i) set forth in any offer letter or employment agreement between the Executive and the Company or (ii) offered to other Company employees pursuant to any other Company plan or policy. Furthermore, the Executive and the Company agree that in the event the Executive experiences a Qualifying Termination within the Protection Period, Section 4.2(f) shall govern the treatment of any equity awards that have been issued or may hereafter be issued to the Executive under the Equity Plan. The Executive hereby expressly acknowledges and agrees that the covenants set forth in Section 5.1 of the Plan are reasonably necessary to protect the Company’s customer relationships and other valuable business interests and, furthermore, that such covenants shall replace and supersede any covenants concerning non-competition, non-solicitation, non-disclosure of confidential information and non-disparagement applicable to an Executive that the Executive may be subject to pursuant to an arrangement with the Company as of immediately prior to Effective Date.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.

Exhibit B
Release

GENERAL RELEASE AND WAIVER OF CLAIMS
GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”) by [Executive] (the “Executive”) in favor of First Watch Restaurant Group, Inc. and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individual and in their official capacities (together, the “Released Parties”).
WHEREAS, the Executive has been employed as [title]
WHEREAS, the Executive’s employment with the Company was terminated, effective as of [date] (the “Termination Date”); and
WHEREAS, the Executive is seeking certain payments under Section [4.1][4.2] of the Company’s Executive Severance Plan (the “Plan”) that are conditioned on Executive’s timely execution and non-revocation of this Release.
NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Release and the Plan, the Executive and the Company agree as follows:
1.General Release and Covenant Not to Sue. Executive knowingly and voluntarily waives, terminates, cancels and fully and forever discharges and releases the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that the Executive (or the Executive’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of Executive’s execution of this Release, including all claims arising under or in connection with Executive’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans With Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Employee Retirement Income Security Act (“ERISA”), the Equal Pay Act (“EPA”), the Occupational Safety and Health Act (“OSHA”), the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, the Florida Minimum Wage Act, and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys' fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”).1
1 Form of Release to be updated / customized for applicable state-specific law based on Executive’s state of residence.

2.Surviving Claims. Executive understands that nothing contained in this Release will release, impair, waive or otherwise adversely affect Executive’s rights (a) to enforce the terms of this Release or the Plan, (b) to any defense, indemnification, contribution and/or coverage under the Company’s director’s and officer’s liability insurance policy or the charter or bylaws of the Company or any indemnification agreement with the Company to which Executive is a party, in each case, in accordance with its respective terms by reason of services Executive rendered for the Company or any of its subsidiaries as a director, an officer and/or an employee thereof, (c) to vested benefits under any applicable employee benefit plans of the Company, (d) to elect to receive COBRA continuation coverage in accordance with applicable law, (e) to receive an award from a government agency under its whistleblower program (including any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), as may be amended from time to time) for reporting in good faith a possible violation of law, (f) any recovery to which Executive may be entitled pursuant to state workers’ compensation and unemployment insurance laws, (g) to challenge the validity of this Agreement under the ADEA, and/or (h) to claims that cannot be waived under applicable law by signing this Release.
3.Protected Activities. Executive and the Company acknowledge and agree that this Release shall not be construed or applied in a manner that limits or interferes with Executive’s right, without notice to or authorization of the Company, to make truthful statements or disclosures regarding unlawful employment practices, or to communicate and cooperate in good faith with a government agency for the purpose of (a) reporting a possible violation of any U.S. federal, state, or local law or regulation, or (b) filing a charge or complaint with, cooperating with, or participating in any investigation or proceeding that may be conducted or managed by any government agency (such as the Equal Employment Opportunity Commission or a state fair employment practices agency), including by providing documents or other information (except that Executive acknowledges that, solely to the maximum extent permitted by law, Executive may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) in court proceedings if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, or to Executive’s attorney in such lawsuit, provided that Executive must file any document containing the trade secret under seal, and Executive may not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance will Executive be authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of a duly authorized officer of the Company, except to the extent disclosure of such information is permitted under any applicable law, rule or regulation. Provided further, nothing in this Release prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct which Executive has reason to believe is unlawful.
4.Additional Representations. Executive further represents and warrants that Executive has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Executive assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
1

5.Acknowledgements by Executive. Executive acknowledges and agrees that Executive has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Executive acknowledges and agrees that no portion of the severance payments is allocable to any claim of sexual harassment under federal, state or local law. Executive understands and agrees that by entering into this Release, Executive is waiving any and all rights or claims Executive might have under the ADEA, as amended by the Older Workers Benefit Protection Act.
Executive further acknowledges and agrees that:
a.this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Release and Executive acknowledges that [he][she] is not releasing, waiving or discharging any ADEA Claims that may arise after the date on which Executive signs this Release;
b.Executive has entered into this Release of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Release other than the express terms set forth herein. Executive further acknowledges that Executive has read this Release and understands all of its terms, including the waiver of the Released Matters;
c.Executive is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;
d.Executive has been advised, and is hereby being advised by the Release, to consult with an attorney before executing this Release; [Executive acknowledges that [he][she] has consulted with counsel of [his][her] choice concerning the terms and conditions of this Release;]
e.Executive has been advised, and is being advised by this Release, that [he][she] has been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the Release, but Executive can execute this Release at any time prior to the expiration of such review period; [and]
f.[Because this Release includes a release of claims under ADEA, Executive is being provided with the information contained in Schedule 2 hereto in accordance with the OWBPA]; and
g.[Executive is aware that this Release shall become null and void if [he][she] revokes [his][her] agreement to this Release within seven (7) days following the date of execution of this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Company written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the "Effective Date"). Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release.]
2

6.Continuing Obligations. Executive acknowledges and agrees that the ongoing obligations set forth in Section 5.1 of the Plan (collectively, the “Restrictive Covenants”), shall continue to apply in accordance with their terms.
7.No Admission of Liability. Neither by offering to make nor by making this Release does either the Company or the Executive admit any failure of performance, wrongdoing or violation of law.
8.Cooperation with Investigations/Litigation. Executive agrees, at the Company’s request, to reasonably cooperate, by providing truthful information, documents and testimony, in any Company investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s employment with the Company. Executive’s requested cooperation may include, for example, making Executive reasonably available to consult with the Company’s counsel, providing truthful information and documents, and appearing to give truthful testimony. The Company will, to the extent permitted by applicable law and court rules, reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in providing any requested cooperation, so long as such expenses are pre-approved by the Company and Executive provides documentation satisfactory to the Company of the expenses.
9.Return of Property. The Executive agrees that [he][she] has seven (7) days after the Termination Date to return to [_________, __________], all outstanding Company documents and items in his possession, including but not limited to, Company business records and property, including as applicable electronic data and originals and hard copies of all notes, computer, key fobs, keys, access cards, contracts, employee records, files, correspondence, thumb drives, financial data, or the like containing information which was provided by the Company or obtained as a result of Executive’s employment relationship with the Company, or which enabled Executive to access the Company’s property and computer systems and programs.
10.Arbitration. This Release incorporates by reference (and acknowledges the enforceability of) the [Employment Arbitration Agreement-Managers] as executed by the Executive on [date] and which obligates both the Executive and the Company to submit, except as prohibited by applicable law, any and all claims (including those involving this Release and the Plan) arising out of or related to the Executive’s employment with the Company to binding arbitration, with the exception of the Company’s right to seek injunctive relief in court to enforce the Restrictive Covenants.
11.Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed entirely within that state.
12.Severability. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
13.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
14.Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.
3

THE EXECUTIVE ACKNOWLEDGES THAT [HE][SHE] VOLUNTARILY ENTERS INTO THIS AGREEMENT WITH A FULL AND COMPLETE UNDERSTANDING OF ITS TERMS AND LEGAL EFFECT.
* * * * *
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year indicated below.

FIRST WATCH RESTAURANT GROUP, INC.

_____________________________________
By:
Its:
Date:

EXECUTIVE

________________________________________
Date:

4